Exhibit 3.1(a)

CERTIFICATE OF MERGER

OF

JCP MERGER SUB, INC.

WITH AND INTO

J. C. PENNEY COMPANY, INC.

(Under Section 251(g) of the General
Corporation Law of the State of Delaware)

J. C. Penney Company, Inc., a Delaware corporation, hereby certifies that:

1.    The name and state of incorporation of each of the constituent corporations is as follows:

        (a)    JCP Merger Sub, Inc., a Delaware corporation (“Merger Sub”); and

        (b)    J. C. Penney Company, Inc., a Delaware corporation (“JCP”).

2.    The Agreement and Plan of Merger (the “Agreement and Plan of Merger”), dated as of January 23, 2002, among Merger Sub, JCP and J. C. Penney Holdings, Inc. has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251(g) (and, with respect to Merger Sub, by the written consent of its sole stockholder in accordance with Section 228) of the General Corporation Law of the State of Delaware, and each of the conditions specified in Section 251(g) have been satisfied.

3.    The name of the surviving corporation is J. C. Penney Company, Inc. (the “Surviving Corporation”). The name of the Surviving Corporation shall be amended in the merger to be “J. C. Penney Corporation, Inc.”

4.    The Restated Certificate of Incorporation of JCP as in effect immediately prior to the merger shall be amended so as to read in its entirety as set forth in Exhibit A hereto, such amendments incorporated by reference herein and, as so amended, shall be the Restated Certificate of Incorporation of the Surviving Corporation.

5.    The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation at 6501 Legacy Drive, Plano Texas 75024.

6.    A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

7.    This Certificate of Merger shall become effective on January 27, 2002 at 12:00 a.m. (Eastern Time).

IN WITNESS WHEREOF, J. C. Penney Company, Inc. has caused this certificate to be signed as of the 25th day of January, 2002.

J. C. PENNEY COMPANY, INC.

By:	/s/ CHARLES R. LOTTER
Name: Charles R. Lotter Office: Executive Vice President, Secretary and General Counsel

EXHIBIT A

Restated Certificate of Incorporation

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

J. C. PENNEY CORPORATION, INC.
(as of January 27, 2002)

First: The name of the corporation (which is herein referred to as the Company) shall be J. C. Penney Corporation, Inc.

Second: The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle Delaware 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

Third: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth: The total number of shares of all classes of capital stock which the Company shall have authority to issue is 1,000 shares of Common Stock of 50¢ par value (hereinafter called Common Stock).

Fifth: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

(a) to make, alter, and repeal the Bylaws of the Company, subject to the power of the stockholders of the Company to alter or repeal any Bylaw made by the Board of Directors;

(b) subject to the laws of the State of Delaware, from time to time to sell, lease, or otherwise dispose of any part or parts of the properties of the Company and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and

(c) in addition to the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the Board of Directors, to exercise all such powers and to do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the provisions of said laws, of the Certificate of Incorporation as from time to time amended of the Company, and of its Bylaws.

Sixth: (a) Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth of this Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Company shall be fixed from time to time by or pursuant to the Bylaws of the Company. The directors, other than those who may be elected pursuant to the aforesaid provisions of said Article Fourth, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Company, the first such class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1986, the second such class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1987, and the third such class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1988, with each director in each class to hold office until his or her successor is elected and qualified. At each annual meeting of stockholders beginning with the annual meeting of stockholders to be held in 1986, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is elected and qualified.

(b) Advance notice of stockholder nominations for the election of directors shall be given in the manner provided by the Bylaws of the Company at the time in effect.

(c) Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth of this Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly-created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth of this Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, any director may be removed from office, with or without cause, but only by the affirmative vote of at least 80% of the combined voting power of the then-outstanding shares of all classes and series of stock of the Company entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class (it being understood that for the purposes of this Article Sixth, each share of the Voting Stock shall have the number of votes granted to it in accordance with Article Fourth of this Certificate of Incorporation).

(e) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the combined voting power of the

Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal, or adopt any provision inconsistent with, this Article Sixth.

Seventh: Section 1. The vote of stockholders of the Company required to approve any Business Combination shall be as set forth in this Article Seventh. The term “Business Combination”, as well as other capitalized terms used in this Article Seventh, shall have the respective meanings ascribed to them in Section 3 of this Article Seventh.

Irrespective of any affirmative vote required by law or by this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article Seventh:

(i) any merger or consolidation of the Company or any Subsidiary with (a) any Interested Stockholder or (b) any other Person (whether or not itself an Interested Stockholder or an Affiliate of an Interested Stockholder) which is, or after such merger or consolidation would be, an Interested Stockholder or an Affiliate of an Interested Stockholder,

(ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Company or any Subsidiary having an aggregate Fair Market Value of $100 million or more,

(iii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to the Company or any Subsidiary of any assets of any Interested Stockholder or any Affiliate of any Interested Stockholder having an aggregate Fair Market Value of $100 million or more,

(iv) any issuance or transfer by the Company or any Subsidiary (in one transaction or a series of transactions) of any securities of the Company or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities, or other property (or a combination thereof) having an aggregate Fair Market Value of $100 million or more,

(v) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder, or

(vi) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity, or securities convertible into any equity, securities of the Company or any Subsidiary, as the case may be, which is, directly or indirectly, owned by any Interested Stockholder or any Affiliate of any Interested Stockholder,

shall require the affirmative vote of at least 80% of the combined voting power of the then-outstanding shares of all classes and series of stock of the Company entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class (it being understood that for the purposes of this Article Seventh, each share of Voting Stock shall have the number of votes granted to it in accordance with Article Fourth of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may otherwise be applicable, by law or in any agreement with any national securities exchange or otherwise.

Section 2. Any Business Combination which meets all the conditions specified in either paragraph A or paragraph B below shall not be subject to the provisions of Section 1 of this Article Seventh and shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation:

A.      the Business Combination shall have been approved by a majority of the Disinterested Directors;

- or -

B.      all the following conditions with respect to such Business Combination shall have been met:

(i)   the aggregate amount of cash and the Fair Market Value as of the date of the consummation of   the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination, shall be at least equal in value to the higher of the following:

(a)   if applicable, the highest per share price (including any brokerage commissions, transfer taxes, soliciting dealers’ fees, and option costs) paid by the Interested Stockholder (before or after becoming an Interested Stockholder), or any Affiliate or Associate thereof, in acquiring Beneficial Ownership of any shares of Common Stock (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (“Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; or

(b)   the Fair Market Value per share of Common Stock of the Company (1) on the Announcement Date, or (2) on the date on which the Interested Stockholder became an Interested Stockholder (“Determination Date”), whichever is higher;

(ii) the aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) of this Section 2 of Article Seventh shall be required to be met with respect to every class or series, as the case may be, of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of such class or series of Voting Stock):

(a) if applicable, the highest per share price (including any brokerage commissions, transfer taxes, soliciting dealers’ fees, and option costs) paid by the Interested Stockholder (before or after becoming an Interested Stockholder) for any shares of such class or series of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(b) if applicable, the highest preferential amount per share to which the holders of shares of such class or series, as the case may be, of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company; or

(c) the Fair Market Value per share of such class or series, as the case may be, of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher;

(iii) the price determined in accordance with paragraphs B(i) and B(ii) of this Section 2 of Article Seventh shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares, or similar event;

(iv) the consideration to be received by the holders of a specified class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as that which the Interested Stockholder has previously paid for shares of such class or series of Voting Stock; if the Interested Stockholder had paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall, at the option of the Interested Stockholder, be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it;

(v) after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (i) no reduction in the annual rate of dividends payable or last paid, as the case may be, on the Common Stock (except as necessary to reflect any subdivision of such Common Stock) except as approved by a majority of the Disinterested Directors and (ii) an increase in the annual rate of dividends last paid on the Common Stock, as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of such Common Stock, unless the failure so to increase such annual rate shall have been approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall not have acquired Beneficial Ownership of any additional shares of Voting Stock, except as part of the transaction which resulted in such Interested Stockholder becoming an Interested Stockholder;

(vi) after such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by, or as a result of its equity position in, the Company, whether in anticipation of or in connection with such Business Combination or otherwise; and

(vii) a proxy statement or information statement describing the proposed Business Combination (and including the views of the Disinterested Directors, if requested by the Disinterested Directors, and of an independent investment banker, if any, selected by such Disinterested Directors with respect to the proposed Business Combination) and complying with the disclosure and other requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such requirements of such Act, rules, or regulations) shall be mailed at least 30 days prior to the consummation of such Business Combination (whether or not such proxy statement or information statement is required to be mailed pursuant to such Act or subsequent provisions) to stockholders of the Company.

Section 3. For purposes of this Article Seventh:

A.    An “Affiliate” of, or a Person “Affiliated” with, a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

B.    “Announcement Date” shall have the meaning set forth in paragraph B(i)(a) of Section 2 of this Article Seventh.

C.    The term “Associate” used to indicate a relationship with any Person shall mean (1) any corporation or organization (other than the Company or any Subsidiary), of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Company or any Subsidiary.

D.    A Person shall be a “Beneficial Owner” of any Voting Stock:

(i)    which such Person or any of its Affiliates or Associates owns, directly or indirectly;

(ii)    which such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (b) the right to vote (whether or not irrevocable) pursuant to any agreement, arrangement, or understanding; or

(iii)    which is Beneficially Owned, directly or indirectly, by another Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock, and any Voting Stock of which a Person shall be the Beneficial Owner shall be “Beneficially Owned” by, or be under the “Beneficial Ownership” of, such Person.

E.    “Business Combination” shall mean any transaction which is referred to in any one or more of clauses (i) through (vi) of Section 1 of this Article Seventh.

F.    In the event of any Business Combination in which the Company survives, the phrase “consideration other than cash to be received” as used in paragraphs B(i) and (ii) of Section 2 of this Article Seventh shall include shares of Common Stock and shares of any other class or series of outstanding Voting Stock retained by the holders of such shares, or both.

G.    “Determination Date” shall have the meaning set forth in paragraph B(i)(b) of Section 2 of this Article Seventh.

H.    “Disinterested Director” shall mean any member of the Board of Directors who is not an Affiliate, an Associate, or a nominee of the Interested Stockholder and who was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is not an Affiliate or Associate of the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

I.    “Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price of a share of such stock during the 30 calendar day period immediately preceding the date in question on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on such Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30 calendar day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors.

J.    “Interested Stockholder” shall mean any Person (other than the Company, any Subsidiary, or any employee benefit plan of the Company or any Subsidiary) who or which:

(i)  is the Beneficial Owner, directly or indirectly, of at least 10% of the Voting Stock;

(ii)  is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of at least 10% of the Voting Stock; or

(iii)  is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question Beneficially Owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

For purposes of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph D of this Section 3, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding or upon exercise of conversion rights, warrants, or options, or otherwise.

K. “Person” shall mean any individual, firm, trust, partnership, association, corporation, or other entity.

L. “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Company.

M. “Voting Stock” shall have the meaning set forth in Section 1 of this Article Seventh.

Section 4. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article Seventh, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a Person is an Affiliate or Associate of another, and (D) whether the assets which are the subject of any

Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $100 million or more. A majority of the Disinterested Directors shall have the further power to interpret all the terms and provisions of this Article Seventh.

Section 5. Nothing contained in this Article Seventh shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Section 6. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may otherwise be specified by law, this Certificate of Incorporation, or the Bylaws), the affirmative vote of at least 80% of the Voting Stock, voting together as a single class (it being understood that for the purposes of this Article Seventh, each share of the Voting Stock shall have the number of votes granted to it in accordance with Article Fourth of this Certificate of Incorporation), shall be required to alter, amend, or repeal, or adopt any provisions inconsistent with, this Article Seventh.

Eighth: Any action required or permitted to be taken by the holders of the Voting Stock be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the combined voting power of the then-outstanding shares of all classes and series of stock of the Company entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class (it being understood that for the purposes of this Article Eighth, each share of the Voting Stock shall have the number of votes granted to it in accordance with Article Fourth of this Certificate of Incorporation), shall be required to alter, amend, or repeal, or adopt any provisions inconsistent with, this Article Eighth.

Ninth: The Board of Directors shall have the power to make, alter, amend, or repeal, or adopt any provision inconsistent with, the Bylaws (except insofar as the Bylaws adopted by the stockholders shall otherwise provide). Any Bylaws made by the directors under the powers conferred hereby may be altered, amended, or repealed, and any provisions inconsistent therewith may be adopted, by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, Section 2 of Article II, and Sections 3, 12, 13, and 15 of Article III of the Bylaws, all as in effect simultaneously with the effectiveness of this Article, shall not be altered, amended, or repealed, and no provision inconsistent therewith shall be adopted, without the affirmative vote of at least 80% of the combined voting power of the then-outstanding shares of all classes and series of stock of the Company entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class (it being understood that for the purposes of this Article Ninth, each share of the Voting Stock shall have the number of votes granted to it in accordance with Article Fourth of this Certificate of Incorporation). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal, or adopt any provision inconsistent with, this Article Ninth.

Tenth: A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to permit further limitation on or elimination of the personal liability of the Company’s directors for breach of fiduciary duty, then a director of the Company shall be exempt from such liability for any such breach to the full extent permitted by the Delaware General Corporation Law as so amended from time to time. Any repeal or modification of the foregoing provisions of this Article Tenth, or the adoption of any provision inconsistent herewith, shall not adversely affect any right or protection of a director of the Company hereunder in respect of any act or omission of such director occurring prior to such repeal, modification, or adoption of an inconsistent provision.

Eleventh: Vote of Stockholders of J. C. Penney Company, Inc. (f/k/a J. C. Penney Holdings, Inc.) Required to Approval Certain Actions. Any act or transaction by or involving the Company other than the election or removal of directors of the Company that requires for its adoption under the General Corporation Law of the State of Delaware or this Restated Certificate of Incorporation the approval of the stockholders of the Company shall, pursuant to and in accordance with Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of J. C. Penney Company, Inc. (f/k/a J. C. Penney Holdings, Inc.), a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware or this Restated Certificate of Incorporation, as the case may be.